Exhibit 4.2


                                 RB ASSET, INC.

                    Increasing Rate Junior Subordinated Notes
                                    due 2006

                              --------------------

                               FIRST SUPPLEMENTAL
                                    INDENTURE
                              --------------------

                          Dated as of February 1, 1999

                              LaSalle National Bank

                                     Trustee


         FIRST SUPPLEMENTAL INDENTURE, dated as of February 1, 1999 between RB Asset, Inc., a Delaware corporation (the "Company"), and LaSalle National Bank, a national banking association, as trustee (the "Trustee").


         WHEREAS, the Company and the Trustee have previously entered into an Indenture dated as of December 30, 1998 (the "Indenture") pursuant to which the Company's Increasing Rate Junior Subordinated Notes due 2006 (the "Securities") were issued;

         WHEREAS, Section 8.01 of the Indenture provides that the Company and the Trustee may, without the written consent of the holders of the outstanding Securities, amend the Indenture as provided herein;

         WHEREAS, the Board of Directors of the Company has consented to this First Supplemental Indenture; and

         WHEREAS, all acts and things prescribed by the Certificate of Incorporation and Bylaws (each as now in effect) necessary to make this First Supplemental Indenture a valid instrument legally binding on the Company for the purposes herein expressed, in accordance with its terms, have been duly done and performed;

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree for the benefit of each other and the equal and ratable benefit of the holders of the Securities as follows:

         1. Amendment of Section 2.02. The first sentence of the fifth paragraph of Section 2.02 of the Indenture is hereby amended by deleting the text of clause (ii) thereof and by inserting, in lieu thereof, the following text: "(ii) additional securities issued pursuant to this Indenture as interest on the Securities (not to exceed $9,900,000) (the "Additional Securities"), in each case upon an Order of the Corporation."

         2. Effect of First Supplemental Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and the First Supplemental Indenture shall be read, taken and construed as one and the same instrument. Except as otherwise set forth herein, the Indenture shall continue in full force and effect in accordance with its terms.

         3. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.



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         4.  Successors and Assigns.  All covenants and agreements in this First
Supplemental Indenture by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their respective successors and assigns, whether so expressed or not.

         5. Benefit of Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors hereunder, and the holders of the Securities, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

         6. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         7. Governing Law. The internal laws of the State of New York shall govern this First Supplemental Indenture.

         8. Entire Agreement. This First Supplemental Indenture and the Indenture as amended and supplemented hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof.

         IN WITNESS WHEREOF, the Company and the Trustee have caused this First Supplemental Indenture to be duly executed as of the date first above written.

RB ASSET, INC.                           ATTEST:



By:/s/Nelson L. Stephenson               By:/s/Shiela Boyd
   -----------------------                  --------------
Name: Nelson L. Stephenson               Name: Shiela Boyd
Title: President                         Title:


LASALLE NATIONAL BANK                    ATTEST:



By:/s/ Eric A. Lindhal                   By:/s/ Susan M. Cepiel
   -----------------------                  -------------------
Name:  Eric A. Lindhal                   Name:  Susan M. Cepiel
Title: Trust Officer                     Title:


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